Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

April 26, 2006

among

NETIQ CORPORATION,

WIZARD HOLDING CORPORATION

and

NINTH TEE MERGER SUB, INC.

TABLE OF CONTENTS1

[1]	The Table of Contents is not a part of this Agreement.

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 26, 2006 among NetIQ Corporation, a Delaware corporation (the “Company”), Wizard Holding Corporation, a Delaware corporation (the “Parent”), and Ninth Tee Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or over 20% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company or (D) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law” means, with respect to any Person, any foreign, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2005 and the footnotes thereto set forth in the Company 10-Q.

“Company Balance Sheet Date” means December 31, 2005.

“Company Owned Intellectual Property Rights” means (a) all Company Patents; (b) all registrations and applications for registration in respect of Intellectual Property Rights owned and used by the Company or its Subsidiaries (other than the Company Patents); (c) all copyrights, trade secrets and other Intellectual Property Rights in the Company Owned Software, exclusive of rights pertaining to Third Party Software; and (d) all unregistered copyrights material to the Company and its Subsidiaries taken as a whole.

“Company Material Adverse Effect” means (a) a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, except any such effect to the extent resulting from (i) any action taken at the direction or request of Parent or as required or expressly contemplated by this Agreement, (ii) changes in conditions affecting the enterprise software industry, the U.S. economy generally or foreign economies in any locations where the Company or any of its Subsidiaries has material operations or sales, in each case except to the extent such changes disproportionately affect the Company and its Subsidiaries, (iii) the negotiation, public announcement or consummation of this Agreement or the transactions contemplated hereby or (iv) such Person’s failure to meet internal or published revenue or earnings projections (whether such projections are prepared by such Person or by a Third Party) or (b) an effect which prevents or materially delays or materially impairs the Company’s ability to consummate the transactions contemplated by this Agreement.

“Company Stock” means the common stock, $0.001 par value, of the Company.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2005.

“Contract” means any lease, license, contract, subcontract, indenture, note, option or other binding agreement, instrument or obligation, written or oral, to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound.

“Debt Financing” means the financing contemplated by the Debt Commitment Letter.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority or other third party, relating to (i) pollution, contamination, noise, nuisance, odor, wetlands, discharges, emissions, deposits, disposals and releases to land, air and water, waste or restoration or protection of the environment or natural resources or the effect of the environment on employee health and safety or (ii) the sale, import, export, manufacture, use, treatment, storage, handling, deposit, transport or disposal, use, presence, release or threatened release of any Hazardous Substance.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business or past or present facilities of the Company or any Subsidiary.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations thereunder.

“ERISA Affiliate” means each Subsidiary of the Company and any Person that, together with the Company or any Subsidiary of the Company, would at any relevant time be treated as a single employer under Section 414 of the Code.

“Expenses” means all out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, proxy solicitors, exchange agents, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and the financing thereof and all other matters contemplated by this Agreement and the closing thereof, together with any out-of-pocket costs and expenses incurred by any party in enforcing any of its rights set forth in this Agreement, whether pursuant to litigation or otherwise.

“Freely Available Cash” means unrestricted cash on hand of the Company and its Subsidiaries less each of the following items: (i) amounts payable to Morgan Stanley & Co. Incorporated for its services rendered to the Company pursuant to the engagement letter between such parties, a copy of which has been provided to Parent, (ii) amounts payable to the Company’s outside counsel and accountants in connection with the transactions contemplated by this Agreement, (iii) amounts payable to obtain the insurance “tail” policy contemplated by Section 7.01(b), (iv) amounts payable to printers in connection with the preparation, printing and mailing of the Company Proxy Statement and (v) the amount of $10 million to satisfy the reasonable short-term working capital needs of the Company and its Subsidiaries. With respect to the cash on hand of any Subsidiaries of the Company, “Freely Available Cash” shall exclude any cash on hand which may not be distributed, contributed or otherwise delivered to the Company and into the Exchange Fund in accordance with applicable Laws, including those relating to solvency, adequate surplus and similar capital adequacy tests.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, government (including any political subdivision thereof) or governmental authority, department, court, tribunal, agency, official or other instrumentality exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including NASDAQ and the NASD).

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any hazardous characteristics, including (i) any substance that is listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum or petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (iii) any other substance which may be the subject of regulatory action by any Governmental Authority pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Identified Company Representation” means the representations and warranties of the Company set forth in Sections 4.02, 4.05(a) and (b), 4.14, 4.19 and 4.24(a).

“Intellectual Property Right” means, in any and all jurisdictions, any trademark, service mark, trade name, mask work, patent, trade secret, copyright, and rights in Internet domain names (including any registrations or applications for registration of any of the foregoing) or any other type of proprietary or intellectual property right.

“Knowledge of the Company” means the actual knowledge of the following officers of the Company: Charles M. Boesenberg, Rick Van Hoesen, Marc Andrews, Betsy E. Bayha and David Ehrlich.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“NASD” means the National Association of Securities Dealers, Inc.

“NASDAQ” means The NASDAQ National Market.

“1933 Act” means the Securities Act of 1933, and any rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, and any rules and regulations promulgated thereunder.

“Parent Material Adverse Effect” means an effect which prevents or materially delays or materially impairs Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Restricted Stock” means each share of restricted Company Stock that is outstanding under any stock option or compensation plan, agreement or arrangement of the Company or its Subsidiaries.

“Restricted Stock Award” means a Restricted Stock Unit or a share of Restricted Stock granted by the Company pursuant to any stock option or compensation plan, agreement or arrangement of the Company or its Subsidiaries.

“Restricted Stock Unit” means a restricted stock unit granted pursuant to any stock option or compensation plan, agreement or arrangement of the Company or its Subsidiaries.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
401(k) Plan	6.05
Additional Company Cash Deposit	2.03
Adverse Recommendation Change	6.03
Agreement	Preamble
Certificates	2.03
Change of Control Payments	4.24
Closing	2.09
Closing Date	2.09
Company	Preamble
Company Board Recommendation	4.02
Company Cash Deposit	2.03
Company Expense Reimbursement Event	11.03
Company Intellectual Property Rights	4.17
Company Material Contract	4.21
Company Owned Software	4.17
Company Patents	4.17
Company Payable Merger Consideration	2.03
Company Payment Event	11.03
Company Proxy Statement	4.09
Company SEC Documents	4.07
Company Securities	4.05
Company Stockholder Approval	4.02

Term	Section
Company Stockholder Meeting	6.02
Company Stock Option	2.05
Company Subsidiary Securities	4.06
Confidentiality Agreement	6.04
Debt Commitment Letter	5.08
Development Software	4.17
ESPP	6.01
Effective Time	2.01
e-mail	11.01
Employee Plans	4.16
End Date	10.01
Exchange Agent	2.03
Exchange Fund	2.03
Foreign Plan	4.16
Indemnified Person	7.01
IT Software	4.17
Leases	4.22
Licensed Company Intellectual Property	4.17
Material Lease	4.21
Merger	2.01
Merger Consideration	2.02
Merger Sub	Preamble
Multiemployer Plan	4.16
Option Payment	2.05
Owned Real Property	4.22
Parent	Preamble
Parent Expense Reimbursement Event	11.03
Parent Payment Event	11.03
RSA Payment	2.05
Solvency	5.09
Superior Proposal	6.03
Surviving Corporation	2.01
Tax	4.15
Taxing Authority	4.15
Tax Return	4.15
Third Party Software	4.17
Uncertificated Shares	2.03

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this

Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule, but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements, to the extent material, must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. (a) At the Effective Time, Merger Sub shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) On the Closing Date, the Company and Merger Sub shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

(c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under Delaware Law.

Section 2.02. Conversion of Shares. At the Effective Time,

(a) except as otherwise provided in Section 2.04, each share of Company Stock outstanding (including Restricted Stock) immediately prior to the Effective Time shall be converted into the right to receive $12.20 in cash, without interest (the “Merger Consideration”);

(b) each share of Company Stock held by the Company as treasury stock or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

(c) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging for the (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”), in each case for the aggregate Merger Consideration payable to each holder of shares of Company Stock. Immediately prior to the Effective Time, the Company shall have Freely Available Cash in an amount not less than the sum of (x) $165.0 million and (y) the aggregate amount received by the Company pursuant to the exercise of Company Stock Options after the date of this Agreement and before the Effective Time (such sum, the “Company Payable Merger Consideration”) available to (A) make the Company Cash Deposit and (B) pay the Option Payment and the RSA Payment. Immediately prior to the Effective Time, the Company shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Stock outstanding immediately prior to the Effective Time, for payment through the Exchange Agent in accordance with this Section 2.03, an amount equal to the Company Payable Merger Consideration less the sum of the Option Payment and the RSA Payment (together with the Additional Company Deposit, the “Company Cash Deposit”). The Company may make an additional deposit of Freely Available Cash which has not been reserved to pay the Option Payment and the RSA Payment with the Exchange Agent (the “Additional Company Cash Deposit”). The Company Cash Deposit shall be used solely and exclusively for purposes of paying the Merger Consideration in respect of the Certificates and the Uncertificated Shares and shall not be used to satisfy any other obligations of the Company or any of its Subsidiaries. If the Effective Time does not occur by the second Business Day after the Company deposits the Company Cash Deposit with the Exchange Agent, the Exchange Agent shall by the third Business Day after such deposit refund the Company Cash Deposit to the Company by wire transfer of immediately available funds. Immediately prior to the Effective Time, Parent shall make available to the Exchange Agent, for the benefit of the holders of Company Stock outstanding immediately prior to the Effective Time, an amount equal to (a) the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares less (b) the amount of the Company Cash Deposit. The funds provided to the Exchange Agent pursuant to this Section 2.03 are referred to herein as the “Exchange Fund”. Within two Business Days after the Closing Date, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) Notwithstanding anything herein to the contrary, the Merger Consideration payable in respect of unvested Restricted Stock shall be payable pursuant to Section 2.05 and not pursuant to this Section 2.03, no deposit shall be made with the Exchange Agent by the Company or Parent pursuant to this Section 2.03 and the procedures of this Section 2.03 in respect of holders of shares of Company Stock shall not apply to the extent of such holders’ shares of unvested Restricted Stock.

Section 2.04. Dissenting Shares. Notwithstanding Section 2.02, shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Delaware Law and as to which the right to appraisal has not been failed to be perfected, withdrawn or otherwise lost in accordance with the provisions of Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.05. Stock Options and Restricted Stock Awards. (a) At or immediately prior to the Effective Time, each employee stock option to purchase shares of Company Stock outstanding under any employee stock option or compensation plan or arrangement of the Company (a “Company Stock Option”), whether or not vested or exercisable, shall be canceled, and Parent shall cause the Surviving Corporation to pay each holder of any such option at or promptly after the Effective Time for each such option an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration per share of Company Stock over the applicable exercise price of such option by (ii) the number of shares of Company Stock such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time (the “Option Payment”).

(b) Effective as of the Effective Time, each Restricted Stock Award with respect to which shares of Company Stock remain unissued or unvested as of the Effective Time shall be canceled in exchange for an obligation of Parent to pay or cause the Surviving Corporation to pay, in respect of each share of Company Stock subject to such award, an amount equal to the Merger Consideration (the “RSA Payment”).

(c) Notwithstanding any other provision of this Section 2.05, payment may be withheld in respect of any Company Stock Option until a consent in the form previously provided to the Company is obtained from the holder of such Company Stock Option.

Section 2.06. Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock or of a Company Stock Option or Restricted Stock Award in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.07. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

Section 2.08. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted.

Section 2.09. Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place on a date selected by the Company that occurs within 10 days after the later of (i) satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger and (ii) availability of the proceeds from the Debt Financing (the “Closing Date”), unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. It is understood that if the Closing Date selected by the Company pursuant to this Section 2.09 is after the End Date, the End Date shall be extended to the Closing Date. The Closing shall be held at the offices of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, CA 94025, unless another place is agreed to in writing by the parties hereto.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law; provided that, at the Effective Time, such certificate of incorporation shall be amended as provided on Exhibit A hereto.

Section 3.02. Bylaws. The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has heretofore delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement constitutes a valid and binding agreement of the Company.

(b) At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 6.03) to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and the laws, rules and regulations analogous to the HSR Act existing in foreign jurisdictions, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially to impair the ability of the Company to consummate the transactions contemplated by this Agreement.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming the Company Stockholder Approval is obtained and assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, except as would not materially delay or materially impair the Company’s ability to consummate the transactions contemplated by this Agreement, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute (with or without notice or lapse of time, or both) a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any lease, license, contract, subcontract, indenture, note, option or other binding agreement, instrument or obligation, written or oral, to which the Company or any of its Subsidiaries is a party or by which any of them or their assets may be bound or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 250,000,000 shares of Company common stock and 5,000,000 shares of preferred stock, par value $0.001 per share. As of April 20, 2006, there were outstanding 40,089,591 shares of Company Stock, employee stock options to purchase an aggregate of 8,768,377 shares of Company Stock (of which options to purchase an aggregate of 6,851,348 shares of Company Stock are exercisable) and Restricted Stock Units covering an aggregate of 64,426 shares of Company Stock. As of April 20, 2006, the weighted average exercise price of outstanding Company Stock Options whose exercise price is less than the Merger Consideration (the “Cash Pay Options”) was $10.285 and there was an aggregate of 3,260,014 shares of Company Stock subject to Cash Pay Options outstanding.

(b) Except as set forth in this Section 4.05 and for changes since April 20, 2006 resulting from the exercise of employee stock options outstanding on such date and the vesting of Restricted Stock Units and except for issuances of Company Stock, Company Stock Options and Restricted Stock Awards permitted under Section 6.01, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Company Securities”). Except as set forth in this Section 4.05, there are no outstanding obligations of the Company or any of its Subsidiaries to issue, transfer, repurchase, redeem or otherwise acquire any of the Company Securities (or to cause any of the foregoing to occur). There are no rights, agreements or arrangements of any character which provide for any stock appreciation or similar right or grant any right to share in the equity, income, revenue or cash flow of the Company.

(c) Section 4.05(c) of the Company Disclosure Schedule sets forth a list of all stockholders agreements, voting trusts and other agreements to which the Company is a party relating to voting or disposition of any shares of the Company’s capital stock or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of the Company or any of its Subsidiaries.

(d) All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. No Company Subsidiary owns any shares of capital stock of the Company. Section 4.05(d) of the Company Disclosure Schedule contains a complete and correct list as of April 20, 2006 of (i) each stock option plan pursuant to which stock options to purchase Company Stock have been issued; (ii) each outstanding stock option to purchase shares of Company Stock, including the holder, date of grant, exercise price, plan under which such stock option was issued and number of vested and unvested shares of Company Stock subject thereto; and (iii) each outstanding Restricted Stock Award, including the holder, date of grant, exercise price, plan under which such Restricted Stock Award was issued and number of vested and unvested shares of Company Stock subject thereto.

Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not be reasonably expected to have a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not be reasonably expected to have a Company Material Adverse Effect. Each Subsidiary of the Company, its jurisdiction of incorporation and the holder or holders of its capital stock is identified in Section 4.06(a) of the Company Disclosure Schedule. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible into or exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.07. SEC Filings. (a) The Company has made available to Parent through access to its filings with the SEC the Company’s (i) annual reports on Form 10-K for its fiscal years ended June 30, 2005, 2004 and 2003, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended September 30, 2005 and December 31, 2005, (iii) its proxy statement relating to the meeting of the stockholders of the Company on November 18, 2005 and all of its other reports, statements, schedules and other documents required to be filed or furnished by it with the SEC since July 1, 2002 (collectively, the “Company SEC Documents”). The Company SEC Documents were prepared in accordance with, and complied in all material respects with, the applicable requirements of the 1934 Act and Sarbanes-Oxley Act and, in each case, the rules and regulations promulgated thereunder and did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (including any financial statements or other documentation incorporated by reference therein). As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Documents.

(b) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the 1934 Act. The Company has disclosed, based on its most recent evaluations, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the 1934 Act) which are known to the Company and reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, known to the Company that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. All certifications of the principal executive officer and principal financial officer required by the Sarbanes-Oxley Act to be filed or submitted with the Company SEC Documents have been so filed or submitted.

Section 4.08. Financial Statements. The consolidated audited financial statements of the Company and the consolidated unaudited interim financial statements of the Company included or incorporated by reference in the Company SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect at the time such financial statements were prepared, were prepared in conformity with GAAP as in effect at the time such financial statements were prepared applied on a consistent basis during the periods involved and fairly present in all material respects (except as may be indicated in the notes thereto) the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

Section 4.09. Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) and any amendments or supplements thereto will, when filed, comply in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company by Parent or Merger Sub specifically for use therein.

Section 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date, as of the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices, neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date of this Agreement, would violate the provisions of Section 6.01 of this Agreement, and there has not been:

(a) any event, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, except for repurchases by the Company of Company Stock on the open market pursuant to programs disclosed in the Company SEC Documents and repurchases of Restricted Stock from employees of the Company in connection with the termination of employees;

(c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

(d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(e) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

(f) any making of any material loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly owned Subsidiaries in the ordinary course of business consistent with past practices;

(g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had a Company Material Adverse Effect;

(h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business, in either case, material to the Company and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

(i) any material change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act; and

(j) any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of the Company or any Subsidiary (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, or (iii) change in compensation or other benefits payable to any director, officer or employee of the Company or any Subsidiary pursuant to any severance or retirement plans or policies thereof, in each case other than in the ordinary course of business consistent with past practices; or

(k) any material restatement of the financial statements of the Company or the notes thereto included in, or incorporated by reference into, the Company SEC Documents.

Section 4.11. No Undisclosed Material Liabilities. There are no material liabilities of the Company or any of its Subsidiaries of any kind other than:

(a) liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2005 (but not including the section thereof entitled “Factors That May Affect Future Results”);

(b) liabilities disclosed in, related to or arising under this Agreement or any agreements, instruments or other matters disclosed in this Agreement or in the Company Disclosure Schedule but excluding any liability related to or arising under a breach of any agreement or instrument disclosed in this Agreement or in the Company Disclosure Schedule to the extent the liability relating to or arising under such breach is not specifically disclosed; or

(c) liabilities incurred in the ordinary course of business since the Company Balance Sheet Date.

Section 4.12. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is and has been in compliance in all material respects with each law, rule, regulation, judgment, injunction, order or decree issued by any Governmental Authority and applicable to the Company. No notice has been received by the Company or any of its Subsidiaries from any Governmental Authority since July 1, 2003 alleging that the Company or any of its Subsidiaries is in violation in any material respect of any applicable law, rule, regulation, judgment, injunction, order or decree applicable to the Company or any of its Subsidiaries.

Section 4.13. Litigation. There is no action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries, that, if determined or resolved adversely in accordance with the plaintiff’s demands, could reasonably be expected to result in damages to the Company or its Subsidiaries in excess of $250,000 or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. There are no material unsatisfied judgments or settlements or decrees or orders (excluding decrees and orders of general applicability) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. As of the date of this Agreement, to the Knowledge of the Company, no officer or director of the Company is a defendant in any action or the subject of any investigation commenced by any Governmental Authority with respect to the performance of his or her duties as an officer and/or director of the Company.

Section 4.14. Finders’ Fees. Except for Morgan Stanley & Co. Incorporated, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.15. Taxes. (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been timely filed, and all such material Tax Returns are, or shall be at the time of filing, true and complete in all material respects and in compliance with Applicable Law in all material respects;

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable or required to be withheld from amounts paid or owing to any third party, and, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books;

(c) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

(d) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(e) None of the Company or its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement with any Person other than the Company and its Subsidiaries, and none has any current or potential contractual obligation to indemnify any other Person with respect to Taxes.

(f) None of the Company or its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than any of the Company or its Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) No claim has ever been made by a Taxing Authority since July 1, 2003 in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by such jurisdiction.

(h) None of the Company or its Subsidiaries has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority after the date of this Agreement.

(i) None of the Company or its Subsidiaries has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

(j) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group. “Tax Return” means any report, return, statement or form required to be supplied to any Taxing Authority with respect to Taxes.

Section 4.16. Employee Benefit Plans. (a) Section 4.16(a) of the Company Disclosure Schedule contains a list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement (written or oral) providing for compensation, bonuses, change of control, severance, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, sponsored, administered or contributed or required to be contributed to by the Company or any Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any material liability or obligation (collectively, the “Employee Plans”). Copies of such Employee Plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such Employee Plan or trust.

(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA, and neither the Company nor any ERISA Affiliate has any current or potential liability or obligation under Title IV of ERISA.

(c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), and neither the Company nor any ERISA Affiliate has any current or potential liability or obligation with respect to any Multiemployer Plan.

(d) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and to the Knowledge of the Company there is no reason why any such determination letter should be revoked or not be reissued. All such Employee Plans have been timely amended for the requirements of the legislation commonly known as “GUST” and “EGTRRA” and have been submitted to the Internal Revenue Service for a favorable determination letter on the GUST requirements within the remedial amendment period prescribed by GUST. The Company has provided to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained, funded and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company or any of its Subsidiaries of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay, any bonus, retirement, job security or other benefit, or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any current or former employee or contractor of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 162(m) of the Code.

(f) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments that are due have been made with respect to each Employee Plan within the time periods prescribed by the terms of such Employee Plan and ERISA and the Code, and all contributions and premium payments for any period ending on or before the Closing Date that are not yet due have been made with respect to each Employee Plan or properly accrued.

(g) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries or to any other individual except as required to avoid excise tax under Section 4980B of the Code. The Company and the ERISA Affiliates have complied and are in compliance with the requirements of Section 4980B of the Code.

(h) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended June 30, 2005.

(i) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

(j) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan and, to the Knowledge of the Company, there is no basis for any such action, suit, investigation, audit or proceeding. There have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan, and no fiduciary (as defined in Section 3(21) of ERISA) of any Employee Plan has any liability or obligation for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Plan.

(k) No benefit plan, program or arrangement is maintained by the Company or any of its Subsidiaries outside the United States, or covers any individual residing or working outside the United States (each a “Foreign Plan”). Each Foreign Plan has been maintained, funded and administered in all material respects in compliance with all Applicable Laws, and no Foreign Plan has any unfunded or underfunded liabilities or obligations.

Section 4.17. Software and Intellectual Property Rights. (a) Section 4.17(a) of the Company Disclosure Schedule contains a complete and accurate list of (i) all patents, registrations and applications for patents owned by the Company or its Subsidiaries (the “Company Patents”); (ii) all registrations and applications for registration in respect of Intellectual Property Rights owned and used by the Company or its Subsidiaries (other than the Company Patents); and (iii) all computer software owned by the Company or its Subsidiaries and that is currently (A) distributed or (B) maintained and supported by the Company or its Subsidiaries (“Company Owned Software”).

(b) Section 4.17(b) of the Company Disclosure Schedule contains a complete and accurate list of (i) all computer software related agreements through which the Company or its Subsidiaries embeds, integrates, bundles, redistributes, resells or otherwise sublicenses software owned by any Third Party (“Third Party Software”); (ii) all material computer software related agreements covering computer software used by the Company or its Subsidiaries to support the development of Company Owned Software (“Development Software”); and (iii) all computer software related agreements relating to information technology software used in the operations of the Company (“IT Software”) for which the Company or its Subsidiaries paid more than $50,000 in the aggregate in license fees or pays more than $25,000 in annual support fees; (clauses (i) to (iii), collectively, the “Licensed Company Intellectual Property”).

(c) No Company Owned Intellectual Property Right and no Company Owned Software is subject to any Liens or encumbrances (other than as encumbered by the terms of applicable licenses or related agreements) or any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or any of its Subsidiaries or restricting the licensing thereof by the Company or any of its Subsidiaries to any Person, except for any Lien, encumbrance, judgment, injunction, order, decree or agreement which would not reasonably be expected to have a Company Material Adverse Effect. Notwithstanding the foregoing, no representation is made with respect to Liens or encumbrances on Third Party Software that is embedded or incorporated in Company Owned Software.

(d) To the Knowledge of the Company, there is no action, suit, investigation or proceeding pending against, or threatened since January 1, 2004 against, the Company or any of its Subsidiaries before any court or arbitrator or any Governmental Authority (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Company Owned Intellectual Property Rights, (ii) alleging that the use of the Company Owned Intellectual Property Rights by the Company or its Subsidiaries misappropriate or infringe any Intellectual Property Right of any Third Party or (iii) alleging that the Company or any of its Subsidiaries have infringed or misappropriated any Intellectual Property Right of any Third Party, except in the case of clauses (i), (ii) or (iii) any such action, suit, investigation or proceeding that, if determined or resolved adversely in accordance with the plaintiff’s demands, would not reasonably be expected to impair in any material respect the ability of the Company and its Subsidiaries to operate the business of the Company and its Subsidiaries taken as a whole.

(e) To the Knowledge of the Company, none of the Company’s or its Subsidiaries’ products, including Company Owned Software, or processes nor the conduct of the businesses of the Company or its Subsidiaries misappropriates or infringes any Intellectual Property Rights of any Third Party that has not been adjudicated to be invalid or unenforceable, except for infringements or violations that would not reasonably be expected to have a Company Material Adverse Effect.

(f) The Company and its Subsidiaries own the Company Owned Intellectual Property Rights, have a right to use the Licensed Company Intellectual Property, and otherwise own or have a right to use all other Intellectual Property Rights necessary to conduct the business of the Company and its Subsidiaries (collectively, the “Company Intellectual Property Rights”) in substantially the same manner as currently conducted, except as would not reasonably be expected to have a Company Material Adverse Effect.

(g) The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all material confidential Company Intellectual Property Rights, including, without limitation, to the Knowledge of the Company, only disclosing material confidential Company Intellectual Property Rights to a Third Party pursuant to a written confidentiality agreement. To the Company’s Knowledge, none of the Company Intellectual Property Rights that are material to the business or operation of the Company and its Subsidiaries and the value to the Company and its Subsidiaries of which is contingent upon maintaining the confidentiality thereof, has been disclosed other than pursuant to a written confidentiality agreement or as would not have a Company Material Adverse Effect.

(h) No loss or expiration of any of the Company Owned Intellectual Property Rights is threatened, pending or reasonably foreseeable, except for the Company Patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company or its Subsidiaries, including, without limitation, a failure by the Company or its Subsidiaries to pay any required maintenance fees, except as would not reasonably be expected to have a Company Material Adverse Effect.

(i) To the Knowledge of the Company, there is no infringement or misappropriation of any of the Company Intellectual Property Rights by a Third Party that would reasonably be expected to impair in any material respect the ability of the Company and its Subsidiaries to operate the business of the Company and its Subsidiaries taken as a whole.

(j) To Knowledge of the Company, none of the Company Owned Software is compiled with Third Party Software that is licensed under terms (such as those of the GNU General Public License) requiring the Company or its Subsidiaries to disclose source code to any of the Company Owned Software, other than source code of such Third Party Software, as a condition of the exercise of such licensed rights, except as would not reasonably be expected to have a Company Material Adverse Effect.

(k) All Company Owned Software was: (i) developed by employees of the Company or its Subsidiaries working within the scope of their employment; (ii) developed by officers, directors, agents, consultants, contractors, subcontractors or others who have executed appropriate instruments of assignment or who have agreed in writing to effect such assignment, which ultimately runs in favor of the Company or its Subsidiaries as assignee, which assignments have or will convey to the Company or its Subsidiaries ownership of all of such person’s rights in the Intellectual Property Rights relating to such developments; or (iii) acquired in connection with acquisitions in which the Company or its Subsidiaries obtained appropriate representations, warranties or indemnities from the transferring party relating to the title to such Intellectual Property Rights, in each case, except as would not reasonably be expected to have a Company Material Adverse Effect.

(l) To the Knowledge of the Company, there are no defects in any of the Company Products that would prevent such Company Owned Software from performing in accordance with its user specifications and there are no viruses, worms, Trojan horses or similar programs in any of the Company Owned Software, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company or its Subsidiaries is in possession of the source code and object code for all Company Owned Software, Third Party Software, Development Software and IT Software and copies of all other material related thereto, including without limitation, installation and user documentation, engineering specifications, flow charts, and know-how reasonably necessary for the use, maintenance, enhancement, development and other exploitation of such software as currently used in the business of the Company and its Subsidiaries, except for those materials where the Company’s failure to possess such materials would not reasonably be expected to have a Company Material Adverse Effect.

(m) The computer software, computer firmware, computer hardware (whether general purpose or special purpose), and other similar or related items of automated, computerized and/or software system(s) that are used or relied on by the Company and its Subsidiaries in the conduct of business is sufficient in all material respects for the current needs of such business, except as would not reasonably be expected to have a Company Material Adverse Effect; and the Company and its Subsidiaries have the right to use a sufficient number of license seats for all Development Software and IT Software used in the business, except as would not reasonably be expected to have a Company Material Adverse Effect.

(n) Section 4.17(n) of the Company Disclosure Schedule lists (i) all agreements pursuant to which the Company or any of its Subsidiaries has provided source code containing or embodying any Company Owned Software to a third party and (ii) all third parties to whom the Company or any of its Subsidiaries has granted a contingent right to receive source code containing or embodying any Company Owned Software, whether pursuant to an escrow arrangement or otherwise, except as such provision of source code or grant of contingent right would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.18. Environmental Matters. (a) Except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law;

(ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and

(iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.

Section 4.19. Antitakeover Statutes. The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of Delaware Law, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions.

Section 4.20. Opinion of Financial Advisor. The Company has received the oral opinion (to be confirmed in writing) of Morgan Stanley & Co. Incorporated, financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the holders of the Company Stock from a financial point of view. An executed copy of this opinion has been delivered to Parent for informational purposes only.

Section 4.21. Contracts.

(a) For purposes of this Agreement, “Company Material Contract” shall mean:

(i) any “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act) with respect to the Company;

(ii) any indemnification, employment, consulting or other contract with (x) any member of the Company’s Board of Directors, (y) any executive officer of the Company or any of its Subsidiaries or (z) any other employee of the Company or any of its Subsidiaries earning an annual salary plus bonus equal to or in excess of $200,000, in each case other than those contracts terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company or any such Subsidiary;

(iii) any contract containing any covenant (A) limiting, in any material respect, the ability of the Company or any of its Subsidiaries to engage in any line of business or compete with any person, (B) granting any exclusive rights to make, sell or distribute the products of the Company or any of its Subsidiaries or (C) granting “most favored nation” pricing status to any person;

(iv) any contract (i) providing for the disposition or acquisition by the Company or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business or (ii) pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other person or other business enterprise other than other Subsidiaries of the Company;

(v) any contract to license to any third party the right to reproduce any of the Company’s or any of its Subsidiaries’ Intellectual Property products, services or technology or any contract to sell or distribute any of the Company’s or any of its Subsidiaries’ Intellectual Property products, services or technology, except (A) agreements with sales representatives, original equipment manufacturers or resellers in the ordinary course of business (B) agreements allowing internal backup copies made or to be made by end-user customers in the ordinary course of business or (C) agreements allowing copies to be made by the licensee as necessary for the use of the licensed Intellectual Property;

(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements, promissory notes or other contracts relating to the borrowing of money, extension of credit or other indebtedness, other than accounts receivables and payables in the ordinary course of business or any contract relating to the mortgaging, pledging or otherwise placing a Lien on any material asset or group of assets of the Company or any of its Subsidiaries;

(vii) any settlement agreement entered into within two years prior to the date of this Agreement, other than (A) releases immaterial in nature or for an amount not exceeding $200,000 entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee’s or independent contractor’s employment or association with the Company or (B) settlement agreements for cash only (which has been paid) in an amount not exceeding $250,000;

(viii) any material legal partnership or joint venture agreement to which the Company or any of its Subsidiaries is a party;

(ix) any customer contract that accounted for net revenues in fiscal year 2005 of more than $500,000 in the aggregate;

(x) any Lease requiring rental payments of $25,000 or more per month or $300,000 or more per year (a “Material Lease”); and

(xi) any contract (other than Material Leases) with a vendor pursuant to which the Company incurred payables in fiscal year 2005 of more than $2,000,000 in the aggregate.

(b) Section 4.21(b) of the Company Disclosure Schedule sets forth a list of all Company Material Contracts as of the date hereof.

(c) Each Company Material Contract is valid and binding, in full force and effect and is enforceable by the Company or its Subsidiaries in accordance with its terms, except (i) to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles (whether considered in a proceeding in equity or at law), (ii) to the extent such contract, has been performed or has previously expired in accordance with its terms and (iii) for such failures to be valid and binding or in full force and effect that, individually or in the aggregate, would not reasonably be expected to result in a

Company Material Adverse Effect. To the Knowledge of the Company, the Company and its Subsidiaries and each other party to the Company Material Contracts have performed in all material respects all respective obligations required to be performed by them to the date hereof under the Company Material Contracts and are not, and are not alleged in writing to be (with or without notice, the lapse of time or both) in breach thereof or default thereunder, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any other party to any Company Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case, for those failures to perform, breaches, violations and defaults that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

Section 4.22. Owned and Leased Real Property.

(a) Section 4.22(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of (i) the addresses of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”), (ii) the record owners of such Owned Real Property, and (iii) all loans secured by mortgages encumbering the Owned Real Property. The Company or its Subsidiaries are the sole owners of good, valid and marketable title to the Owned Real Properties free and clear of all Liens other than those that would not, individually or in the aggregate, result in a Company Material Adverse Effect.

(b) Section 4.22(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries.

(c) Each Material Lease is valid and binding and is enforceable by the Company or its Subsidiaries in accordance with its respective terms, except (i) to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles (whether considered in a proceeding in equity or at law) and (ii) for such failures to be valid, binding or enforceable that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

(d) Except as would not reasonably be expected to result in a Company Material Adverse Effect, to the Knowledge of the Company, (i) the Company and its Subsidiaries and each other party to the Material Leases have performed in all material respects their respective obligations to be performed by them to the date hereof under the Material Leases and are not, and are not alleged in writing to be

(with or without notice, the lapse of time, or both), in breach thereof or default thereunder, and (ii) neither the Company nor any of its Subsidiaries nor any other party to the Material Leases, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Lease.

Section 4.23. Tangible Personal Property. The Company and its Subsidiaries have legal and valid title to, or a valid and enforceable right to use, all of the tangible personal properties and assets used or held for use by the Company and its Subsidiaries in connection with the conduct of the business of the Company and its Subsidiaries, except for such defects or failures that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. All such tangible personal properties and assets, other than properties and assets in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for such Liens that, individually or in the aggregate, would not result in a Company Material Adverse Effect.

Section 4.24. Change of Control; Expenses.

(a) The aggregate amount of compensation or remuneration of any kind or nature which is or may become payable to any employee of the Company or its Subsidiaries, in whole or in part, by reason of the execution and delivery of this Agreement or the consummation of the Merger, other than (i) pursuant to Article 2 of this Agreement, (ii) amounts associated with the provision of health or other insurance benefits pursuant to the Employee Plans disclosed in Section 4.24(a) of the Company Disclosure Schedule and (iii) amounts required by Applicable Law (collectively, the “Change of Control Payments”), shall not exceed the amount set forth in Section 4.24 of the Company Disclosure Schedule.

(b) Schedule 4.24(b) sets forth a list (prepared by the Company in good faith based on its understanding and assessment as of the date hereof) of the recipients of the Company’s Expenses and the Company’s good faith estimate as of the date hereof of the amounts to be paid to such recipients.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub has heretofore delivered to the Company true and complete copies of its certificate of incorporation and bylaws as currently in effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

Section 5.02. Corporate Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby are within its corporate powers and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub.

Section 5.03. Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act and the laws, rules and regulations analogous to the HSR Act existing in foreign jurisdictions, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04. Non-contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.03, violate any provision of any Applicable Law or (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Sub is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Sub, such failures to obtain consent or other action, defaults, terminations, cancellations, accelerations, changes or losses referred to in clause (iii) that would not materially impair the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

Section 5.05. Disclosure Documents. None of the information provided by Parent or Merger Sub for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time the stockholders vote on adoption of the Agreement and Merger, as the Company Proxy Statement shall be then amended or supplemented, if applicable, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.06. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.07. Reserved.

Section 5.08. Financing. (a) Parent has provided to the Company a true and complete copy of an executed commitment letter from Credit Suisse Securities (USA) LLC, Credit Suisse, UBS Loan Finance LLC and UBS Securities, LLC to provide debt financing in an aggregate amount of $505.0 million (the “Debt Commitment Letter”).

(b) As of the date of this Agreement, the Debt Commitment Letter is in full force and effect, there has been no default, action or omission to act that would permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to any party thereunder and the Debt Commitment Letter has not been modified or amended or withdrawn or rescinded in any respect. There are no conditions precedent or other contingencies related to the funding of the Debt Commitment Letter, other than as set forth in or contemplated by the Debt Commitment Letter.

(c) The aggregate proceeds to Parent or Merger Sub contemplated by the Debt Commitment Letter, together with the Company Cash Deposit, will be sufficient to enable Parent or Merger Sub to purchase all of the shares of Company Stock outstanding on a fully diluted basis pursuant to this Agreement, to make all payments in respect of Company Stock Options and Restricted Stock Awards pursuant to this Agreement, to repay or refinance debt as contemplated by the Debt Commitment Letter and to pay all fees and expenses related to this Agreement and the Debt Commitment Letter and the transactions contemplated hereby and thereby.

Section 5.09. Solvency; Surviving Corporation After the Merger. Parent is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries or the Surviving Corporation. Assuming the satisfaction of all of the conditions to Parent’s obligations to consummate the Merger and based on the financial projections provided by the Company to Parent, as of the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, the Surviving Corporation will be Solvent.

For the purposes of this Section 5.09 the term “Solvent” when used with respect to any Person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, (i) “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. From the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties, to comply in all material respects with all Applicable Laws and the requirements of all contracts material to the Company and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, or convertible into or exchangeable or exercisable for, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent; (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities other than as permitted by Section 6.01(b); or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, other than the acquisition of unvested shares of Restricted Stock;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than (i) the issuance of shares of Company Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement, (ii) the issuance of shares of Company Stock in connection with the settlement of Restricted Stock Units outstanding on the date of this Agreement, (iii) the issuance of shares of Company Stock to participants under the Company’s Employee Stock Purchase Plan (“ESPP”) in accordance with the terms thereof and (iv) the grant of Company Stock Options and Restricted Stock Awards (and the issuance of shares of Company Stock pursuant to such options and awards) to employees of the Company or its Subsidiaries hired in accordance with Section 6.01(h)(iii) below or in the ordinary course of business consistent with past practice, provided that the number of shares of Company Stock issued or covered by awards made pursuant to this clause (iv) shall not exceed 40,000 shares;

(c) adopt or propose any change to its certificate of incorporation or bylaws;

(d) merge or consolidate with any other Person or acquire by any other means, any business, whether a corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or acquire any assets of any Person outside the ordinary course of business, except the merger or consolidation with or acquisition of a Subsidiary of the Company.

(e) sell, lease, license, subject to a Lien or otherwise dispose of any Subsidiary or any amount of assets, securities or property outside the ordinary course of business consistent with past practice except (i) pursuant to existing contracts or commitments described in the Company Disclosure Schedule or as otherwise described in the Company Disclosure Schedule or (ii) assets for which the consideration does not exceed $50,000 in the aggregate.

(f) (i) incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of another person or amend any such existing indebtedness, or (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

(g) make any material changes in accounting methods or principles, except as may be required by a change in GAAP or Regulation S-X under the 1934 Act;

(h) except as required to comply with Applicable Law or agreements, plans or arrangements existing on the date hereof, (i) adopt, enter into, terminate or amend any material employment, severance or similar agreement or benefit plan (other than offer letters that contemplate “at-will employment”), including any Employee Plan, policy, trust, fund or program or other arrangement for the benefit or welfare of any current or former director, officer, employee or consultant, or any collective bargaining agreement, (ii) increase in any material respect the compensation or benefits of any present or former directors, officers, employees or consultants of the Company or its Subsidiaries except, in the case of employees other than any executive officer of the Company or any Subsidiary, for normal salary increases and bonus payments in the ordinary course of business, (iii) hire any employee except for (A) the replacement of any current Company Employee whose employment with the Company or any of its Subsidiaries is terminated after the date of this Agreement for any reason (with such replacement employee receiving substantially similar compensation and benefits as such terminated Company Employee, and (B) the hiring of up to 10 new employees above the current headcount as of the date of this Agreement, provided that neither the Company nor any of its Subsidiaries shall incur any severance or similar obligation with respect to any such new employee that may become payable at or after the Effective Time except as may be required by Applicable Law, (iv) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards other than as required by applicable law or as contemplated by this Agreement or by any agreement or arrangement outstanding on the date hereof, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, other than awards granted in accordance with existing plans or arrangements listed on Section 4.16 of the Company Disclosure Schedule, (vi) loan or advance any money or other property to any present or former director, officer or employee of the Company or its Subsidiaries, other than routine advances for business expenses in the ordinary course consistent with past practice, (vii) undertake any action that confers upon any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever under or by reason of this Agreement, or (viii) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Employee Plan;

(i) enter into any joint venture, partnership or other similar arrangement, other than arrangements with distributors or resellers in the ordinary course of business that do not result in the formation of any person or funding obligations of the Company or any Subsidiary and other than arrangements that do not in the aggregate require investment by the Company in excess of $1.0 million;

(j) make any loan, advance or capital contribution to or investment in any person in amounts in excess of $1.0 million in the aggregate, other than loans, advances or capital contributions to or investments in a Subsidiary of the Company and routine advances for business expenses in the ordinary course;

(k) cancel any material debts or waive any material claims or rights of substantial value (including the cancellation, compromise, release or assignment of any indebtedness owed to, or claims held by, the Company or any its Subsidiaries);

(l) enter into, or materially amend, modify or supplement any Company Material Contract outside the ordinary course of business consistent with past practice or waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Company Material Contract or otherwise), except for actions taken pursuant to existing contracts or commitments described in the Company Disclosure Schedule;

(m) make or change any material Tax election (other than elections made in the ordinary course of business);

(n) except for (i) customer and channel contracts entered into in the ordinary course of business consistent with past practice and (ii) any other contract not requiring the Company to pay in excess of $1,000,000 in the aggregate, enter into any new or renegotiate any license, agreement or arrangement relating to any Intellectual Property Right, including for any current or new Third-Party Software;

(o) (i) take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time (as though made at such time) or (ii) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time (as though made at such time); or

(p) agree or commit to do any of the foregoing.

Section 6.02. Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 6.03(b), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders. In connection with such meeting, the Company shall (i) promptly prepare and file with the SEC, use its commercially reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) use its commercially reasonable efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting, provided that the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be an Adverse Recommendation Change) of factual information regarding the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Company Proxy Statement.

Section 6.03. No Solicitation; Other Offers. (a) Subject to Section 6.03(b), neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into, continue or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) recommend an Acquisition Proposal or fail to make, withdraw or modify in a manner adverse to Parent or Merger Sub the Company Board Recommendation (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (v) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement or other similar instrument relating to an Acquisition Proposal.

(b) Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may at any time prior to the Company Stockholder Meeting, (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 6.03(a), has made a bona fide written Acquisition Proposal that the Board of Directors of the Company believes in good faith (after consulting with outside legal counsel to the Company and the Company’s financial advisor) (A) constitutes or could be expected to lead to a Superior Proposal and (B) is from a Person reasonably capable of consummating such Acquisition Proposal in a timely manner, (ii) thereafter furnish to such Third Party described in the preceding clause (i) nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement not materially less favorable to the Company than the Confidentiality Agreement (and which shall not include any exclusivity or other provision prohibiting the Company from satisfying its obligations hereunder), provided that the Company promptly furnishes such nonpublic information to Parent (except to the extent such nonpublic information has been previously furnished to Parent), (iii) following receipt of such Acquisition Proposal described in clause (i), make an Adverse Recommendation Change, provided that (A) the Company delivers to Parent, promptly following the resolution of the Board of Directors of the Company to make an Adverse Recommendation Change, written notice of the Adverse Recommendation Change, which notice shall state the material terms and conditions of the Acquisition Proposal, and (B) for a period of two Business Days following delivery of such notice, the Company shall provide Parent a reasonable opportunity to make adjustments in the terms and conditions of this Agreement, and negotiate in good faith with respect thereto; and/or (iv) take any nonappealable, final action that any court of competent jurisdiction orders the Company to take, but in each case referred to in the foregoing clauses (i) through (iii)(iv) only if the Board of Directors of the Company determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company and the financial advisor to the Company, that it must take such action to comply with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors of the Company from complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal or from making any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors of the Company, after considering the advice of outside counsel, failure so to disclose could be inconsistent with its obligations under Applicable Law; provided, however, that the fact that a disclosure or other action may be deemed permissible by virtue of this sentence does not in and of itself mean that any such disclosure or other action constitutes an Adverse Recommendation Change.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of Company Stock that the Board of Directors of the Company determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation and all financial, regulatory, legal, financing and other aspects of such proposal, to be more favorable to all the Company’s stockholders than as provided hereunder (including any alteration to the terms of this Agreement agreed to in writing by Parent).

(c) The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iv) of the preceding subsection unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent as promptly as practicable, and in any event within one Business Day, following receipt by the Company (or any of its advisors) of any Acquisition Proposal, any indication that any Third Party is considering making an Acquisition Proposal or any written request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that indicates it may be considering making, or has made, an Acquisition Proposal (including the identity of such Third Party and the material terms and conditions of any such Acquisition Proposal, indication or request). The Company shall keep Parent reasonably informed, on a current basis, of the status and material details of any such Acquisition Proposal, indication or request (and any modification or amendment thereof), including of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Acquisition Proposal.

(d) The Company (i) shall, and shall use commercially reasonable efforts to cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and (ii) shall request that each such Third Party (and its agents or advisors) in possession of confidential information about the Company and its Subsidiaries that was furnished by or on behalf of the Company to return or destroy all such information.

Section 6.04. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement dated as of October 24, 2005, as amended, between the Company and Parent (the “Confidentiality Agreement”) and Section 8.06 of this Agreement, the Company shall (i) give Parent, its counsel, financial advisors, financing sources, auditors and other authorized representatives reasonable access, subject to Parent’s and the Company’s compliance with Applicable Law, to the offices, properties, books and records of the Company and the Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with all reasonable requests of Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.

Section 6.05. Company 401(k) Plan. At Parent’s request, prior to the Effective Time, the Company’s Board of Directors shall adopt resolutions terminating the Company’s 401(k) plan (the “401(k) Plan”) effective immediately prior to the Effective Time. If terminated, the Company shall make no further contributions to the 401(k) Plan (other than contributions which relate to compensation paid for services rendered on or prior to the date of the termination of the 401(k) Plan), all participants in the 401(k) Plan shall vest 100% in their respective account balances, and the plan administrator of the 401(k) Plan shall be authorized, but not directed, to apply for a favorable determination letter from the Internal Revenue Service with respect to the termination of the 401(k) Plan.

Section 6.06. Stock Exchange Listing. The Company shall cause the continued trading and quotation of the Company Common Stock on The Nasdaq Stock Market during the term of this Agreement.

Section 6.07. ESPP. The Company shall take all action that is necessary to (i) cause the exercise of each outstanding purchase right under the ESPP no less than two Business Days prior to the Effective Time, (ii) provide that no further purchase period or offering period shall commence under the ESPP following the date outstanding purchase rights under the ESPP are exercised in accordance with clause (i) of this sentence and (iii) terminate the ESPP immediately prior to and effective as of the Effective Time.

Section 6.08. RSA Withholding. With respect to Restricted Stock Awards that vest prior to the Closing Date, the Company shall pay the required tax withholding amounts to the applicable regulatory authorities and shall retire or withhold, as applicable, shares from such Restricted Stock Awards with an aggregate fair market value (based on the fair market value of the Company Stock on the applicable vesting date) equivalent to such tax withholding amounts.

ARTICLE 7

COVENANTS OF PARENT AND MERGER SUB

Each of Parent and Merger Sub agrees that:

Section 7.01. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company and each employee or former employee listed on Section 7.01 of the Company Disclosure Schedule that is a party to an indemnification agreement (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time (including acts or omissions in connection with this Agreement and the consummation of the transactions contemplated hereby) to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b) Prior to the Effective Time, the Company shall procure, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time insurance “tail” policies with respect to directors’, officers’ and fiduciaries’ liability insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) in an amount and scope at least as favorable as the coverage applicable to directors and officers as of the date hereof under the Company’s directors’ and officers’ liability insurance policy; provided that if such a policy cannot reasonably be procured for a premium of 300% or less of the premium paid by the Company in respect of the current year as of the date of this Agreement, then the Company shall procure an insurance policy with the greatest coverage and amount procurable for such a premium. Parent shall not cancel such policies or permit such policies to be canceled.

(c) If Merger Sub, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Merger Sub or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.01.

(d) The certificate of incorporation and bylaws of the Surviving Corporation shall include provisions for exculpation of director and officer liability and indemnification on the same basis as set forth in the Company’s certificate of incorporation and bylaws in effect on the date hereof. For six years after the Effective Time, the Surviving Corporation shall maintain in effect the provisions in its certificate of incorporation and bylaws providing for indemnification of Indemnified Persons, with respect to the facts or circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under Delaware Law, which provisions shall not be amended except as required by applicable law or except to make changes permitted by applicable law that would enlarge the scope of the Indemnified Persons’ indemnification rights thereunder.

(e) The Surviving Corporation shall pay all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 7.01, provided that such Person shall undertake in writing to reimburse the Surviving Corporation for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable order, that such Person is not entitled to indemnification.

(f) The Surviving Corporation shall pay on an as-incurred basis the fees and expenses of such Indemnified Person (including the reasonable fees and expenses of counsel) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification, provided that such Person shall undertake in writing to reimburse the Surviving Corporation for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable order, that such Person is not entitled to indemnification.

(g) The rights of each Indemnified Person under this Section 7.01 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person against the Surviving Corporation.

Section 7.02. Employee Benefits. (a) Parent shall, or shall cause the Surviving Corporation to, recognize all service of the employees with the Company to the extent recognized under an analogous Employee Plan as of the Effective Time for purposes of participation and vesting under the employee benefit plans (other than any equity-based plan or arrangement) of Parent or the Surviving Corporation. Notwithstanding the foregoing, nothing is intended to prevent Parent from amending or terminating any such Employee Plan in accordance with its terms. The provisions of this Section 7.02 are for the sole benefit of the parties hereto and their permitted successors and assigns, and nothing herein, express or implied, shall give or be construed to give any Person, other than the parties hereto, and such permitted successors and assigns, any legal or equitable rights under this Section 7.02.

(b) If the 401(k) Plan is terminated pursuant to Section 6.05, Parent agrees to take or cause to be taken such actions as are necessary to permit participants in the 401(k) Plan to roll over their accounts under such plan into, and to continue to be eligible to participate in, a plan or plans qualified under Section 401 of the Code maintained by Parent after the Effective Time.

Section 7.03. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

ARTICLE 8

COVENANTS OF PARENT, MERGER SUB AND THE COMPANY

The parties hereto agree that:

Section 8.01. Commercially Reasonable Efforts. (a) Subject to the terms and conditions of this Agreement, the Company, Parent and Merger Sub shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the commercially reasonable efforts of any party hereto shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Surviving Corporation’s Subsidiaries or any of their respective Affiliates’ businesses, assets or properties.

(b) In furtherance and not in limitation of the foregoing, each of Merger Sub and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(c) In furtherance and not in limitation of the foregoing,

(i) Each of Parent and Merger Sub shall use commercially reasonable efforts to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using commercially reasonable efforts to (A) satisfy on a timely basis all terms, conditions, representations and warranties applicable to Parent or Merger Sub in the Debt Commitment Letter, (B) enter into definitive agreements with respect thereto as promptly as practicable but in any event at the Effective Time on terms and conditions no less certain than those contained in the Debt Commitment Letter, and (C) obtain funds under the Debt Commitment Letter. Parent will furnish true and complete copies of all such definitive agreements to the Company promptly upon their execution;

(ii) Parent shall keep the Company reasonably informed with respect to all material activity concerning the status of the Debt Financing and shall give the Company prompt notice of any material adverse change with respect to the Debt Financing. Without limiting the foregoing, Parent shall notify the Company promptly, and in any event within two Business Days, if at any time prior to the Closing Date (A) the Debt Commitment Letter shall expire or be terminated for any reason or (B) any financing source that is a party to the Debt Commitment Letter notifies Parent or Merger Sub that such source no longer intends to provide financing to Parent or Merger Sub on the terms set forth therein. Without the prior written consent of the Company, neither Parent nor any of its Subsidiaries shall take any action or omit to take any action that could reasonably be expected to materially impair, delay, or prevent Parent’s obtaining of the Debt Financing or any alternate financing arrangement. Parent shall not, without the prior written consent of the Company, amend or alter, or agree to amend or alter, the Debt Commitment Letter in a manner that would materially impair, delay or prevent the transactions contemplated by this Agreement;

(iii) The Company shall use commercially reasonable efforts to provide Parent with such cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent, including (A) participation in meetings, due diligence sessions and management presentation sessions and similar presentations, (B) preparing business projections and financial statements (including pro forma financial statements) and other information for offering memoranda, private placement memoranda and similar documents and (C) reasonably facilitating the pledge of collateral. The Company shall allow Parent’s representatives the opportunity to review and comment upon any such financial statements (including pro forma financial statements) in draft form and shall allow such representatives access to the Company and supporting documentation with respect to the preparation of such financial statements and the independent auditors’ work papers relating to such financial statements. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time (unless such fee or liability is not payable until immediately prior to the Effective Time). Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation; and

(iv) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall use commercially reasonable efforts to (A) arrange to obtain alternate financing, and, if obtained, shall provide the Company with a copy of the new financing commitment that provides for at least the same amount of financing as the Debt Commitment Letter and on terms and conditions no less certain than those contained in the Debt Commitment Letter as originally issued, (B) enter into definitive agreements with respect thereto as promptly as practicable but in any event prior to the Effective Time on terms and conditions no less certain than those contained in the Debt Commitment Letter, and (C) obtain funds under such commitment letter to the extent necessary to consummate the transactions contemplated by this Agreement. If Parent obtains a new financing commitment for at least the same amount of financing as contemplated by the Debt Commitment Letter as originally issued and on terms and conditions that are no less certain than those contained in the Debt Commitment Letter as originally issued, then the new commitment letter in respect of such financing shall be the “Debt Commitment Letter” for purposes of this Agreement.

Section 8.02. Certain Filings. (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, (ii) in determining whether any additional action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.03. Public Announcements. Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Notices of Certain Events. Each of the Company and Merger Sub shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Articles 4 or 5, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 9.02(a) or 9.03(a) not to be satisfied; and

(e) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 8.06. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, each of Parent, Merger Sub and the Company shall hold, and shall use its reasonable efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Applicable Law, all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the transactions contemplated by this Agreement, all in accordance with the terms of the Confidentiality Agreement.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company Stockholder Approval shall have been obtained in accordance with Delaware law;

(b) (i) no Applicable Law shall prohibit the consummation of the Merger, (ii) there shall not be instituted or pending any action or proceeding in which a Governmental Authority is seeking to (A) make the Merger illegal or to prohibit consummation of the Merger or the other transactions contemplated by this Agreement, (B) cause the transactions contemplated by this Agreement to be rescinded following consummation or (C) impose material limitations on the ability of Parent effectively to exercise full rights of ownership of all shares of the

Surviving Corporation, and (iii) there shall be no judgment, order or decree of any Governmental Authority of competent jurisdiction in effect that shall prohibit the consummation of the Merger or the consummation of the other transactions contemplated by this Agreement;

(c) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

(d) all actions by or in respect of, or filings with, any Governmental Authority, required to permit the consummation of the Merger shall have been taken, made or obtained.

Section 9.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) the Company shall have performed in all respects its obligations under Section 2.03(a) and in all material respects all of its obligations hereunder other than those under Section 2.03(a), in each case required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement, other than the Identified Company Representations, shall be true and correct without regard to any materiality or Company Material Adverse Effect qualifiers contained therein at and as of the Effective Time as if made at and as of such time (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), with only such exceptions, individually or in the aggregate, as have not had and would not reasonably be expected to have a Company Material Adverse Effect, (iii) the Identified Company Representations shall be true and correct at and as of the Effective Time as if made at and as of such time (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), with only such exceptions as have not resulted in or would not reasonably be expected to result in costs or liabilities to the Company, in the aggregate, of more than the sum of (x) $500,000 and (y) the Additional Company Deposit, and (iv) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

(b) appraisal rights that were properly exercised in accordance with Section 262 of Delaware Law shall not remain outstanding at the Effective Time with respect to more than 20% of the outstanding shares of Company Stock at such time; and

(c) the Company shall have delivered certified copies of (i) the resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Transactions, (ii) the resolutions duly adopted by the Company’s shareholders adopting this Agreement and (iii) the certificate of incorporation and the bylaws of the Company as then in effect immediately prior to the Effective Time.

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) each of Parent and Merger Sub shall have performed in all respects its obligations under Section 2.03(a) and in all material respects all of its obligations hereunder other than those under Section 2.03(a), in each case required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of each of Parent and Merger Sub contained in this Agreement and in any certificate or other writing delivered by Parent or Merger Sub pursuant hereto shall be true at and as of the Effective Time as if made at and as of such time with only such exceptions as would not reasonably be expected to have a Parent Material Adverse Effect, as applicable, and (iii) the Company shall have received a certificate signed by an executive officer of each of Parent and of Merger Sub to the foregoing effect;

(b) each of Parent and Merger Sub shall have delivered certified copies of (i) the resolutions duly adopted by its Board of Directors authorizing the execution, delivery and performance of this Agreement and the Transactions, (ii) any resolutions duly adopted by its shareholders adopting this Agreement and (iii) the certificate of incorporation and the bylaws or similar organizational documents as then in effect immediately prior to the Effective Time; and

(c) If any solvency opinion is delivered to any of lenders under the Debt Commitment Letter or other lenders pursuant to an alternate debt financing arrangement, then a copy of such solvency opinion shall have been delivered to the Company and the Company’s Board of Directors, and such solvency opinion shall be expressly addressed to the Company and the Company’s Board of Directors or be in such form as may be required in order that such persons shall be entitled to rely upon such solvency opinion as if it were expressly addressed to such persons.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Merger Sub;

(b) by either the Company or Merger Sub, if:

(i) the Merger has not been consummated on or before August 11, 2006, (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any covenant contained in this Agreement results in the failure of the Merger to be consummated by such time;

(ii) consummation of Merger would violate any nonappealable final order, decree or judgment (which the parties hereto shall have used their reasonable best efforts to resist, resolve or lift) of any Governmental Authority having competent jurisdiction; or

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(c) by Parent, if:

(i) as permitted by Section 6.03, an Adverse Recommendation Change shall have occurred; or

(ii) the Company shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to a Superior Proposal; or

(iii) at the time of such termination Parent is not in material breach of its obligations under this Agreement and (A) any representation or warranty made by the Company in this Agreement fails to continue to be true and correct or the Company fails to perform any covenant or agreement set forth in this Agreement, in each case that would cause the condition set forth in Section 9.02(a) not to be satisfied, and (B) such failure to be true and correct or such failure to perform is not reasonably capable of being cured in the Company’s (and not the Parent’s) good faith judgment by the End Date; or

(iv) the Company shall have willfully and materially breached its obligations under Section 6.02 or 6.03 (other than Section 6.03(b)(ii) or 6.03(d)(ii)); or

(d) by the Company, if:

(i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal; provided, that, in the case of any termination by the Company, (A) at least two Business Days prior to such termination, the Company notifies Parent in writing of the Company’s intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, attaching a description of the material terms and conditions thereof, and (B) Parent does not make, within two Business Days of receipt of such notice, an irrevocable unconditional offer that is at least as favorable to the stockholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such two Business Day period; or

(ii) at the time of such termination the Company is not in material breach of its obligations under this Agreement and (A) any representation or warranty made by Parent or Merger Sub in this Agreement fails to continue to be true and correct or Parent or Merger Sub fails to perform any covenant or agreement set forth in this Agreement, in each case that would cause the condition set forth in Section 9.03(a) not to be satisfied, and (B) such failure to be true and correct or such failure to perform is not reasonably capable of being cured in the Parent’s (and not the Company’s) good faith judgment by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto. The parties agree that the agreements contained in Section 11.04 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. Notwithstanding any other provision in this Agreement to the contrary, the parties hereto agree that the payment contemplated by Sections 11.04(b), (c) and (d) represent the sole and exclusive remedy of the parties to this Agreement in the circumstances described herein and that, except for the payment expressly set forth in the circumstances described herein, none of the parties to this Agreement or any of their respective affiliates shall have any liability or obligation of any kind whatsoever arising out of the termination of this Agreement, any breach by any party to this Agreement giving rise to such termination, or the failure of the transactions contemplated by this Agreement to be consummated, whether arising in contract, tort or otherwise. The provisions of this Section 10.02 and Sections 8.06, 11.04, 11.06, 11.07 and 11.08 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Sub, to:

Wizard Holding Corporation
c/o Attachmate Corporation
1500 Dexter Ave N.
Seattle, WA 98109
Attention: Chief Executive Officer and General Counsel
Facsimile No.: (206) 217-7515
E-mail: jeffh@attachmatewrq.com, jennifem@attachmatewrq.com

with a copy to:

Kirkland & Ellis LLP
555 California Street, 27th Floor
San Francisco, CA 94104
Attention: Jeffrey C. Hammes, P.C. and Stephen D. Oetgen
Facsimile No.: (415) 439-1500
E-mail: soetgen@kirkland.com

if to the Company, to:

NetIQ Corporation
3553 North First Street
San Jose, CA 95134
Attention: Betsy E. Bayha
Facsimile No.: (408) 856-3777
E-mail: betsy.bayha@netiq.com

with a copy to:

Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, CA 94025
Attention: William Kelly
Facsimile No.: (650) 752-2111
E-mail: william.kelly@dpw.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Section 7.01 and any other agreement that contemplates performance after the Effective Time.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the shares of Company Stock.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) If a Parent Expense Reimbursement Event occurs, the Company shall pay Parent (by wire transfer of immediately available funds), within one Business Day after the occurrence of such Parent Expense Reimbursement Event, an amount equal to the Expenses of Parent, Merger Sub and their Affiliates (not to exceed $2,500,000).

(c) If a Parent Payment Event occurs, the Company shall pay Parent (by wire transfer of immediately available funds), within one Business Day after the occurrence of such Parent Payment Event, a fee of $13.3 million; provided that any payment of Expenses pursuant to Section 11.04(b) shall be credited against the fee payable pursuant to this Section 11.04(c).

(d) If a Company Payment Event occurs, Parent shall pay the Company (by wire transfer of immediately available funds), within one Business Day after the occurrence of such Company Payment Event, a fee of $20.0 million.

(e) As used herein, the following terms have the following meanings:

“Company Payment Event” means (I) the termination of this Agreement pursuant to Section 10.01(d)(ii) or (II) the termination of this Agreement by either Parent or the Company pursuant to Section 10.01(b)(i) if all of the conditions set forth in Section 9.01 and Section 9.02(a) have been or are capable of being satisfied at the time of such termination.

“Parent Expense Reimbursement Event” means (I) the termination of this Agreement pursuant to Section 10.01(b)(iii), (II) the termination of this Agreement pursuant to Section 10.01(c)(iii) as a result of the Company’s willful and material breach of its obligations under this Agreement or (III) the termination of this Agreement pursuant to Section 10.01(c)(iii) as a result of the failure of any representation or warranty made by the Company in this Agreement to have been true and correct as of the date of this Agreement.

“Parent Payment Event” means

(I) the termination of this Agreement pursuant to Sections 10.01(c)(i), 10.01(c)(ii), Section 10.01(c)(iv) or Section 10.01(d)(i); or

(II) the termination of this Agreement pursuant to Section 10.01(b)(i) or 10.01(b)(iii) but only if (A) prior to the Company Stockholder Meeting (in the case of a termination pursuant to Section 10.01(b)(iii)) or the End Date (in the case of a termination pursuant to Section 10.01(b)(i)), an Acquisition Proposal shall have been made by a Third Party or any Third Party has publicly disclosed its intention to make an Acquisition Proposal, and (B) within 12 months following the date of such termination: (1) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by any Third Party; (2) any Third Party, directly or indirectly, acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; or (3) any Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of Company Stock (or in any of clauses (1) through (3) the Company shall have entered into any contract or agreement providing for such action).

Section 11.05. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.01, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.01, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub.

Section 11.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.07. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party in the manner provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.08. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.09. Entire Agreement. This Agreement and the Confidentiality Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.

Section 11.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.11. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which it is entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NETIQ CORPORATION, a Delaware Corporation

By:
Name:
Title:

NINTH TEE MERGER SUB, INC., a Delaware Corporation

By:
Name:
Title:

WIZARD HOLDING CORPORATION, a Delaware Corporation

By:
Name:
Title:

EXHIBIT A

[Amended Company Charter]